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                                                                   EXHIBIT 99(a)

                                                                  SCHEDULE V

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                      VALUATION AND QUALIFYING ACCOUNTS

                         YEAR ENDED DECEMBER 31, 1996

                                (in thousands)



                                                                   ADDITIONS
                                                           --------------------------

                                             BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                                             BEGINNING     COSTS AND   OTHER ACCOUNTS-- DEDUCTIONS--   END OF
 DESCRIPTION                                 OF PERIOD      EXPENSES      DESCRIBE       DESCRIBE      PERIOD
------------                                 ---------- ------------- ---------------- ------------ ------------

Asset valuation reserves:
 Joint venture mortgage loans...............    $    71      $2,289       $    --         $   --      $ 2,360
 Third-party mortgage loans.................      6,533          --            --          6,186          347
 Other real estate-related investments......      8,829          --            --          1,987        6,842
                                                -------      ------       -------         ------      -------
   Total                                        $15,433      $2,289       $    --         $8,173(1)   $ 9,549
                                                =======      ======       =======         ======      =======
-------------------

(1) These deductions represent the net effect on the valuation reserve of write-downs, sales, foreclosures and restructurings.